Exhibit 10.1

SPHERION CORPORATION

RESTRICTED STOCK UNIT AGREEMENT

This Restricted Stock Unit Agreement (the “Agreement”) is entered into as of the 27th  day of August, by and between SPHERION CORPORATION (the “Company”) and Roy G. Krause (“Recipient”).

W I T N E S S E T H:

WHEREAS, the Company has adopted the Spherion Corporation 2006 Stock Incentive Plan (the “Plan”), which is administered by a Committee appointed by the Company’s Board of Directors; and

WHEREAS, the Board has granted to Recipient an award of restricted stock units under the terms of the Plan to encourage Recipient’s continued loyalty and diligence (the “Award”); and

WHEREAS, to comply with the terms of the Plan and to further the interests of the Company and Recipient, the parties hereto have set forth the terms of such award in writing in the Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.               Stock Award.

(a)           General.  Subject to the restrictions and other conditions set forth herein, the Company hereby grants to Recipient an award of 200,000 shares of the Common Stock $.01 par value, of the Company (the “Common Stock”), which shares may be issued upon satisfaction of the terms and conditions, including the vesting conditions, set forth herein.  Such shares are hereinafter referred to as the “Restricted Stock Units.”

(b)           Background.  the Restricted Stock Units were awarded to Recipient on August 27, 2007,  (the “Grant Date”).

2.               Vesting Restrictions.

The Restricted Stock Units shall vest in accordance with the schedule set forth below, provided that (a) the Recipient remains employed by the Company or its subsidiaries on such dates:

Date	Percent of Shares Vested
August 27, 2010	100%

3.               Forfeiture Upon Termination of Employment.

If Recipient is no longer employed by the Company or any of its subsidiaries for any reason, any Restricted Stock Units that are not then vested under Section 2 shall be immediately forfeited, and Recipient shall have no rights in such Restricted Stock Units.

4.               Delivery of Deferred Restricted Stock Units.

(a)           General.  Except as provided in subsection (b) below, the Company shall instruct its transfer agent to issue a stock certificate representing that number of vested shares of Common Stock issuable upon vesting of the Restricted Stock Units, in the name of Recipient, within ninety (90) days after the vesting of such Restricted Stock Units.

(b)           Deferred Delivery.  Recipient may elect to defer the receipt of the shares issuable upon vesting of Restricted Stock Units beyond such vesting date.  Such election must be completed no later than the date of this Award by completing an election form which has been approved by the Committee.  In addition, such election must be made in accordance with procedures established by the Committee.  The Recipient acknowledges that neither the Company nor the Committee makes any assurances as to the tax consequences of such election nor that such election will not result in adverse tax consequences under Section 409A of the Internal Revenue Code.

5.               Agreement of Recipient.

Recipient acknowledges that certain restrictions under state or federal securities laws may apply with respect to the Restricted Stock Units granted to Recipient pursuant to the Award.  Specifically, Recipient acknowledges that, to the extent Recipient is an “affiliate” of the Company (as that term is defined by the Securities Act of 1933), the Restricted Stock Units granted to Recipient as a result of the Award are subject to certain trading restrictions under applicable securities laws (including particularly the Securities and Exchange Commission’s Rule 144). Recipient hereby agrees to execute such documents and take such actions as the Company may reasonably require with respect to state and federal securities laws and any restrictions on the resale of such shares which may pertain under such laws.

6.               Withholding.

Recipient shall pay an amount equal to the amount of all applicable federal, state and local or foreign taxes which the Company is required to withhold at any time.  Such payment may be made in cash, by withholding from Recipient’s normal pay, or by delivery of shares of the Company’s Common Stock (including shares issuable under this Agreement).

7.               Plan Provisions.

In addition to the terms and conditions set forth herein, the Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference.  Any terms used herein with an initial capital letter shall have the same meaning as provided in the Plan, unless otherwise specified herein.  In the event of any conflict between the provisions of the Agreement and the Plan, the Plan shall control.

8.               Miscellaneous.

(a)           Limitation of Rights.  The granting of the Award and the execution of the Agreement shall not give Recipient any rights to similar grants in future years or any right to be retained in the employ or service of the Company or any of its subsidiaries or to interfere in any way with the right of the Company or any such Subsidiary to terminate Recipient’s employment or services at any time as permitted by law or the right of Recipient to terminate Recipient’s employment at any time.

(b)           Shareholder Rights.  Recipient shall have none of the rights of a shareholder with respect to the Restricted Stock Units until such shares have been delivered and issued to Recipient pursuant to Section 4 of this Agreement.

(c)           Severability.  If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

(d)           Controlling Law.  The Agreement is being made in Florida and shall be construed and enforced in accordance with the laws of that state.

(e)           Construction.  The Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof.  There are no representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein.

 (f)           Headings.  Section and other headings contained in the Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Agreement or any provision hereof.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of day and year first set forth above.

SPHERION CORPORATION

By:	/s/ John D. Heins

Print Name:	John D. Heins

Title:	SVP - Chief HR Officer

RECIPIENT

By:	/s/ Roy G. Krause

Print Name:	Roy G. Krause